EXHIBIT 10.1

AMENDMENT TO

LEASE AGREEMENT

by and between

605 EAST FAIRCHILD ASSOCIATES, L.P.,

a California limited partnership

(“Landlord”)

and

CALIPER LIFE SCIENCES, INC.,

a Delaware corporation

(“Tenant”)

AMENDMENT TO LEASE AGREEMENT

                This Amendment to Lease Agreement (this “Amendment”) is entered into as of March 18, 2008, by and between  605 EAST FAIRCHILD ASSOCIATES, L.P., a California limited partnership (herein called “Landlord”), and CALIPER LIFE SCIENCES, INC., formerly known as Caliper Technologies Corp. (herein called “Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Lease Agreement dated as of October 15, 1998 (the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant hired from Landlord, one entire building (the “Building”) on certain real property located in Mountain View, California, as more particularly described in the Lease (the “Premises”), on the terms and conditions contained therein.

B.            Tenant and Landlord now desire to amend the Lease to, among other things, extend the term of the Lease, all in accordance with this Amendment.

AGREEMENT

                NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by the parties, Tenant and Landlord hereby agree as follows:

1.             Certain Defined Terms.

1.1           All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease.

2              Lease Amendments.

2.1           Basic Lease Information.  The “Basic Lease Information” from the Lease is amended as follows:

(a)           “Lease Term”:  The initial term of the Lease is being extended for a period of five (5) years.  Accordingly, the existing provision defining the “Lease Term” is amended to read, in its entirety, as follows:

Lease Term:                          The initial term of this Lease shall commence on the Occupancy Date and shall expire on November 30, 2013, with the right to extend for one (1) additional five (5) year term in accordance with Paragraph 43 [Option to Renew].

(b)           “Expiration Date”:  The existing provision defining the “Expiration Date” is amended to read, in its entirety, as follows:

Expiration Date:  November 30, 2013

(c)           “Monthly Base Rent” and “Base Rent Adjustment”:  The Monthly Base Rent under the Lease will be adjusted beginning December 1, 2008.  Accordingly, the existing provisions defining “Monthly Base Rent” and “Base Rent Adjustment” are deleted in their entirety and replaced with the following:

Monthly Base Rent:                                     The Monthly Base Rent during the initial Term (as extended by this Lease Amendment) shall be as follows:

Year	Monthly Base Rent
12/1/1998 to 11/30/1999	$125,398.35
12/1/1999 to 11/30/2000	$129,160.30
12/1/2000 to 11/30/2001	$133,035.11
12/1/2001 to 11/30/2002	$137,026.16
12/1/2002 to 11/30/2003	$141,136.94
12/1/2003 to 11/30/2004	$145,371.05
12/1/2004 to 11/30/2005	$149,732.18
12/1/2005 to 11/30/2006	$154,224.15
12/1/2006 to 11/30/2007	$158,850.87
12/1/2007 to 11/30/2008	$163,616.40
12/1/2008 to 11/30/2009	$141,406.65
12/1/2009 to 11/30/2010	$145,648.85
12/1/2010 to 11/30/2011	$150,018.32
12/1/2011 to 11/30/2012	$154,518.86
12/1/2012 to 11/30/2013	$159,154.43

                                                                                                                                                On each anniversary of the commencement of the Extension Term (if any), the Monthly Base Rent shall increase by three (percent (3%) of the Monthly Base Rent applicable to the month immediately prior to the applicable anniversary.

2.2           Term.

(a)           Paragraph 3(a) of the Lease is amended to read, in its entirety, as follows:

                                (a)           The term of this Lease (the “Term”) shall be for a period of time specified in the Basic Lease Information (unless sooner terminated pursuant to Paragraphs 11(c), 20, 21(b), 22, or

23), provided that Tenant shall have an option to extend the Term in accordance with the terms and conditions of Paragraph 43 [Option to Renew].  Tenant shall accept the Premises in an “as-is” condition.  The “Occupancy Date” and the “Rent Commencement Date” are December 1, 1998, and the “Expiration Date” is November 30, 2013, subject to extension pursuant to Paragraph 43.

(b)           Paragraph 3(d) of the Lease is deleted in its entirety.

2.3           Additional Alterations.   Paragraph 8 of the Lease is amended as follows:

(a)           The following shall be added at the end of Paragraph 8(b):

Landlord may condition its consent to any proposed Alterations on a requirement that funds in an amount reasonably determined by Landlord’s designated contractor to be sufficient to cause the removal of such Alterations and restoration of the Premises to the condition required by Paragraph 8(e) below upon the expiration or termination of this Lease be provided by Tenant to Landlord upon Landlord’s approval of such Alterations, to be held as additional security for Tenant’s obligations under Paragraph 8(e).

(b)           Paragraph 8(c) shall be amended by deleting the existing clause (y) in such Paragraph and replacing it with the following:

(y) unless the proposed Alteration consists solely of carpeting, painting and similar cosmetic items, the cost of each such Alteration (or group of Alterations, if occurring substantially at the same time and as part of a single project) does not exceed Five Thousand Dollars ($5,000), and the cost of all such Alterations in any twelve (12) month period during the Term in the aggregate does not exceed Ten Thousand Dollars ($10,000). . .

(c)           Paragraph 8(e) shall be amended by deleting the first sentence of such Paragraph and replacing it with the following:

Tenant acknowledges that Landlord intends that the Building be configured for a single tenant upon the expiration or termination of this Lease.  Accordingly, upon the expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Landlord’s election and at Tenant’s sole cost and expense, forthwith and with all due diligence remove any Alterations made by or for the account of Tenant that are inconsistent with the base building configuration depicted on Exhibit A attached to this Amendment and designated by Landlord to be removed and restore the Premises as required by Paragraph 26(b) [Delivery and Restoration of the Premises].

2.4           Assignment and Subletting; Bonus Rent.  Paragraph 11(e) of the Lease is amended by deleting the second sentence of such Paragraph and replacing it with the following:

However, fifty percent (50%) of any rent or other consideration realized by Tenant under any such Assignment or Sublease in excess of the Base Rent and Additional Charges payable hereunder (or the amount thereof proportionate to the portion of the Premises subject to such Sublease or Assignment) shall be paid to Landlord, after deducting therefrom (i) the fully amortized value assuming an 8% interest rate of Alterations installed by Tenant and associated costs required by Landlord to remove the alterations accordingly to the last sentence of Paragraph 8(b) [Landlord’s Consent to Tenant’s Alterations] which are located on the portion of the Premises subject to such Sublease or Assignment as of the effective date of such Assignment or Sublease which are attributable to and allocated in equal installments over the term of the Sublease or Assignment; (ii) any customary brokers’ commissions and legal fees that Tenant has incurred in connection with such Assignment or Sublease fully amortized using an 8% interest rate over the term of the Sublease or Assignment; (iii) costs reasonably incurred by Tenant for demising walls and/or other improvements or alterations necessary to cause the Premises to be suitable for multiple tenants to obtain the Sublease and/or Assignment, which costs shall be amortized using an 8% interest rate over the term of the applicable Sublease or Assignment; and (iv) any free rent provided by Tenant to its subtenant or assignee to obtain the Sublease and/or Assignment, which shall be amortized on a straight line basis (without interest) over the term of the applicable Sublease or Assignment.

2.5           Signage.  Paragraph 42 of the Lease is amended by adding the following at the end of the first sentence in such Paragraph:

, one of which locations may be for the use of a subtenant.  In addition, Tenant may request additional signage which shall be subject to the prior approval of Landlord, which shall not be unreasonably withheld, and compliance with all applicable governmental requirements including, without limitation, local planning, building and zoning ordinances.

2.6           Option to Renew.  Paragraph 43 of the Lease is amended by replacing the phrase “eighteen (18) months” with the phrase “twelve (12) months.”

2.7           Required Condition of Premises Upon Surrender.  Exhibit “E” to the Lease is deleted in its entirety and replaced with the Exhibit “E” attached to this Amendment.

3.             Brokers and Commissions.  Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Amendment in any manner (including, without limitation, the brokers listed in the Basic Lease Information of the Lease), except for Cornish & Carey Commercial and Lincoln Property Company both representing Tenant, who shall be paid by Landlord in the amount of Three Hundred Sixty Thousand Three Hundred Fifty-Eight and 61/100 Dollars ($360,358.61) upon satisfaction of all of the following conditions:  (a) full execution of this Amendment by Landlord and Tenant; (b) payment by Tenant of all Rent due for the month of December 2008 and all prior months, and  (c) no uncured default by Tenant, and no event that with the passage of time or giving of notice or both could result in a default, having occurred and be continuing as of December 1, 2008.  Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the other party has or purportedly has dealt.

4.             Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Facsimile or electronically scanned and transmitted copies of original signatures shall be deemed originals.

5.             No Other Amendments.  Except as amended by this Amendment, the terms of the Lease, including all exhibits and schedules attached thereto, shall remain unmodified and in full force and effect.

                IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:

605 EAST FAIRCHILD ASSOCIATES, L.P.,
a California limited partnership

By:	M-D Ventures, Inc.
a California corporation
Its:	General Partner

	By:	/s/John Mozart
John Mozart
President

TENANT:

CALIPER LIFE SCIENCES, INC.,
a Delaware corporation

By:	/s/ Bruce Bal
Bruce Bal, Sr. Vice President — Operations

Exhibit “A” to Lease Amendment

See attached.

[Base building diagram from LOI]

Exhibit “E” to Lease

REQUIRED CONDITION OF PREMISES UPON SURRENDER

                Upon termination of the Lease, the Premises shall be returned to Landlord with all Building Systems and elevator, fire and gas systems in good working order and maintained with any necessary repairs completed in the reasonable opinion of Landlord’s subcontractor, and all operating manuals and maintenance records with respect to such systems shall be delivered to Landlord.  All space in the Premises shall be “broom clean” and well-maintained with walls  touched up sufficient so they are scuff free and in neat and clean condition, and carpet shampooed and presentable for re-leasing, with any damaged carpet replaced or repaired.  All window coverings shall be cleaned and any damaged coverings repaired or replaced.  Any damaged ceiling tiles shall be replaced and all light fixtures shall be fully operational and clean.  All doors shall be presentable and damaged doors repaired or replaced.  Bathrooms shall be freshly mopped and all tile surfaces cleaned.  Any damaged bathroom partitions or fixtures shall be repaired or replaced.  The exterior and interior of all windows shall be washed and all interior partition glass shall be cleaned.  If Tenant is obligated to remove or restore any Alterations upon termination or expiration of the Lease pursuant to Paragraph 8 of the Lease, the affected area will be returned to Landlord in the form consistent with Exhibit “A” attached to this Amendment and otherwise in the condition described in this Exhibit “E” above.